Exhibit 5.1

August 3, 2026

Pulmatrix, Inc.

945 Concord Street, Suite 1217

Framingham, MA 01701

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-4 filed by Pulmatrix, Inc. (the “Company”) with the Securities and Exchange Commission (File No. 333-297342) (such Registration Statement, as amended, the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 75,245,366 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), to be issued by the Company pursuant to the terms of the Agreement and Plan of Merger and Reorganization on March 26, 2026 (the “Merger Agreement”), pursuant to which, among other matters, PUOS Merger Sub, Inc., a direct, wholly owned subsidiary of the Company (“Merger Sub”), will merge with and into Eos SENOLYTIX Inc., a Delaware corporation (“Eos”), with Eos surviving as a wholly owned subsidiary of the Company, and the surviving corporation of the merger (the “Merger Agreement”).

We have examined such instruments, documents, certificates and records, and such questions of law, as we have considered necessary or appropriate for the basis of our opinions hereinafter expressed. In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; and (iv) the legal capacity and competency of all natural persons. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company. For purposes of the opinion set forth below, we have assumed that no event occurs that causes the number of authorized shares of Common Stock available for issuance by the Company to be less than the number of then unissued Shares.

Based upon the foregoing, and subject to the qualifications set forth below, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action on the Company’s part and, when issued and paid for in the manner described in the Registration Statement and the Merger Agreement, the Shares will be validly issued, fully paid and non-assessable.

Haynes and Boone, LLP	30 Rockefeller Plaza | 26th Floor | New York, NY 10112 T: 212.659.7300 | haynesboone.com

Pulmatrix, Inc.

August 3, 2026

We do not express any opinion on any laws other than the General Corporation Law of the State of Delaware.

This opinion is furnished to the Company solely in connection with the Registration Statement. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement, including the proxy statement/prospectus constituting a part thereof, and any amendment thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Haynes and Boone, LLP
Haynes and Boone, LLP